Exhibit 3.4

                             CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          ALLIED WASTE INDUSTRIES, INC.

         Pursuant  to  Section  242  of the  Delaware  General  Corporation  Law
("DGCL"),   Allied  Waste   Industries,   Inc.,  a  Delaware   corporation  (the
"Corporation"), does hereby certify that:

         1. At a meeting of the Board of Directors of the Corporation held on August 10, 1998, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration of such amendment. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED,  that the Restated  Certificate of  Incorporation of the Corporation be amended by deleting paragraph (a) of Article IV thereof in its entirety and inserting in its place the following:

                      "(a) The total number of shares of all classes of stock which the corporation shall have authority to issue is three hundred ten million (310,000,000) shares, divided into the following classes: (i) 300,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $.10 per share ("Preferred Stock")."

         2.  The  amendment  was  duly  adopted  by  the   stockholders  of  the
Corporation at a special meeting of the stockholders duly called and held, upon notice in accordance with Section 222 of the DGCL.

         3.  The amendment was duly adopted in accordance with the provisions of
Section 242 of the DGCL.

         IN WITNESS WHEREOF, Allied Waste Industries, Inc. has caused this Certificate of Amendment to be signed by Peter S. Hathaway, its Vice President and Chief Accounting Officer, this 15th day of October, 1998.

                                                ALLIED WASTE INDUSTRIES, INC.


                                            By:/s/ Peter S. Hathaway
                                              -------------------------------
                                                   Peter S. Hathaway
                                       Vice President, Chief Accounting Officer